Colfax Reports Fourth Quarter and Full Year 2011 Results

FULTON, Md., Feb. 7, 2012 /PRNewswire/ -- Colfax Corporation (NYSE: CFX) today announced its financial results for the fourth quarter and full year ended December 31, 2011. On a year-over-year basis, highlights for the fourth quarter and full year period include:

Fourth Quarter of 2011 (all comparisons versus the fourth quarter of 2010)

  After $25.3 million of pre-tax expense related to the Charter acquisition, a net loss of $16.1 million (37 cents per share); adjusted net income (as defined below) of $17.6 million (40 cents per share), an increase of 4.1%
  Net sales of $177.8 million, an increase of 6.7%
  Operating loss of $7.6 million; adjusted operating income (as defined below) of $26.8 million, an increase of 1.1%
  Fourth quarter orders of $153.4 million, an increase of 14.8%; organic order increase (as defined below) of 8.8%
  Backlog of $347.2 million at period end

Full Year 2011 (all comparisons versus full year 2010)

  Net income of $4.6 million (10 cents per share – basic and diluted); adjusted net income (as defined below) of $58.1 million ($1.31 per share), an increase of 44.5%
  Net sales of $693.4 million, an increase of 27.9%; organic sales increase (as defined below) of 9.0%
  Operating income of $25.9 million; adjusted operating income (as defined below) of $89.6 million, an increase of 36.2%
  Orders for the year 2011 of $682.8 million, an increase of 28.2%; organic order increase (as defined below) of 12.2%

Adjusted net income, adjusted net income per share, adjusted operating income, organic sales growth (decline) and organic order growth are not financial measures calculated in accordance with generally accepted accounting principles in the U.S. ("GAAP"). See below for a description of the measures' usefulness and a reconciliation of these measures to their most directly comparable GAAP financial measures.

Clay Kiefaber, President and Chief Executive Officer, stated, "We are pleased to announce strong results for full year 2011 and a solid fourth quarter. Sales growth for the quarter was in line with our internal expectations and driven primarily by our power generation, oil and gas and general industrial end markets. Order growth for the quarter was also in line with our internal expectations and was positive on an organic basis in all end markets except general industrial.

"We made significant progress on our strategic priorities during 2011 and have reduced our cost base in fluid handling as we enter 2012. We also announced the closing of the acquisition of Charter International plc on January 13th, which is a transformational acquisition for Colfax that has increased our scale, added a new growth platform and created a truly global industry leader. We have made several critical additions to our leadership team at ESAB which will be instrumental in our efforts to rebuild this business to achieve a sustained level of excellence. We believe that we can generate in excess of $100 million of savings from these businesses over the next three years, as this organization is operating way below its collective capability. These are still early days and we are being careful not to initiate more cost reduction projects than can be comfortably assimilated. Our view of the potential for these businesses has increased based on what we have seen so far. We continue to expect significant accretion and double digit return on invested capital within three to five years."

Non-GAAP Financial Measures and Other Adjustments

Colfax has provided in this press release financial information that has not been prepared in accordance with GAAP. These non-GAAP financial measures are adjusted net income, adjusted net income per share, adjusted operating income, earnings before interest, taxes and depreciation (EBITDA), adjusted EBITDA, organic sales growth (decline) and organic order growth. Adjusted net income, adjusted net income per share, adjusted EBITDA and adjusted operating income exclude asbestos liability and defense costs and asbestos coverage litigation expenses, restructuring and other related charges, and beginning in Q3 2011, charges related to the Charter acquisition to the extent they impact the periods presented. The effective tax rates used to calculate adjusted net income, adjusted net income per share and projected adjusted net income per share are 30.5% for the full year and Q4 periods of 2011 in comparison to 32% for both the full year and Q4 periods of 2010. Organic sales growth and organic order growth exclude the impact of acquisitions and foreign exchange rate fluctuations. These non-GAAP financial measures assist Colfax in comparing its operating performance on a consistent basis because, among other things, they remove the impact of legacy asbestos issues, costs related to the Charter acquisition and items outside the control of its operating management team.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information calculated in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures. A reconciliation of non-GAAP financial measures presented above to GAAP results has been provided in the financial tables included in this press release.

Conference Call and Webcast

Colfax will host a conference call to provide details about its results on Tuesday, February 7, 2012 at 8:00 a.m. EST. The call will be open to the public through 877-303-7908 or 678-373-0875 and webcast via Colfax's website at www.colfaxcorp.com under the "Investors" section. Access to a supplemental slide presentation can also be found at the Colfax website under the same heading. Both the audio of this call and the slide presentation will be archived on the website later today and will be available until the next quarterly call.

About Colfax Corporation

Colfax Corporation is a diversified global manufacturing and engineering company that provides gas- and fluid-handling and fabrication technology products and services to commercial and governmental customers around the world under the Howden, Colfax Fluid Handling and ESAB brands. Colfax believes that its brands are among the most highly recognized in each of the markets that it serves. Colfax is traded on the NYSE under the ticker "CFX." Additional information about Colfax is available at www.colfaxcorp.com.

CAUTIONARY NOTE CONCERNING FORWARD LOOKING STATEMENTS:

This press release may contain forward-looking statements, including forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements concerning Colfax's plans, objectives, expectations and intentions and other statements that are not historical or current fact, including projections of future financial results, the expected effects of the Charter acquisition, its anticipated benefits and potential impact on our business and our ability to realize cost savings. Forward-looking statements are based on Colfax's current expectations and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such forward-looking statements. Factors that could cause Colfax's results to differ materially from current expectations include, but are not limited to factors detailed in Colfax's reports filed with the U.S. Securities and Exchange Commission including its 2010 Annual Report on Form 10-K and its Quarterly Report on Form 10-Q for the period ended September 30, 2011 under the caption "Risk Factors." In addition, these statements are based on a number of assumptions that are subject to change. This press release speaks only as of this date. Colfax disclaims any duty to update the information herein.

The term "Colfax" in reference to the activities described in this press release may mean one or more of Colfax's global operating subsidiaries and/or their internal business divisions and does not necessarily indicate activities engaged in by Colfax Corporation.

Colfax Corporation Condensed Consolidated Statements of Operations Dollars in thousands, except per share data (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Net sales	$ 177,791	$ 166,651	$ 693,392	$ 541,987
Cost of sales	116,247	107,077	453,293	350,579
Gross profit	61,544	59,574	240,099	191,408
Selling, general and administrative expense	33,625	31,597	144,817	119,426
Research and development expense	1,167	1,474	5,707	6,205
Charter acquisition-related expense(1)	25,324	—	31,052	—
Restructuring and other related charges	2,162	808	9,680	10,323
Asbestos liability and defense cost	4,593	3,697	12,237	7,876
Asbestos coverage litigation expense	2,246	2,443	10,700	13,206
Operating (loss) income	(7,573)	19,555	25,906	34,372
Interest expense	1,412	1,609	5,919	6,684
(Loss) income before income taxes	(8,985)	17,946	19,987	27,688
Provision for income taxes(2)	7,095	9,296	15,432	11,473
Net (loss) income	$ (16,080)	$ 8,650	$ 4,555	$ 16,215
Net (loss) income per share—basic and diluted	$ (0.37)	$ 0.20	$ 0.10	$ 0.37

_________

(1) Includes $20.3 million and $21.0 million of unrealized losses on foreign currency derivatives for the three and twelve month periods ended December 31, 2011.

(2) Income tax provision is significantly higher than the statutory rates primarily due to the increased valuation allowance recorded against loss carryforwards in the United States, which were mainly caused by the Charter acquisition-related expense discussed above.

Colfax Corporation Selected Balance Sheet and Cash Flow Metrics Dollars in thousands (Unaudited)

	December 31
	2011	2010

Trade receivables, net	$ 117,475	$ 98,070
Inventories, net	56,136	57,941
Accounts payable	(54,035)	(50,896)
Working capital	$ 119,576	$ 105,115

Total debt	$ 111,518	$ 82,500

	Year Ended December 31
	2011	2010

Depreciation, amortization and fixed asset impairment charges	$ 22,598	$ 16,130
Purchase of fixed assets	(14,786)	(12,527)
Restructuring cash outflows	(6,812)	(16,300)
Payments of Charter acquisition-related expenses	(3,501)	—

Colfax Corporation Reconciliation of GAAP to Non-GAAP Financial Measures Dollars in thousands, except per share data (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
EBITDA
Net (loss) income	$ (16,080)	$ 8,650	$ 4,555	$ 16,215
Interest expense	1,412	1,609	5,919	6,684
Provision for income taxes	7,095	9,296	15,432	11,473
Depreciation and amortization	5,172	4,888	22,598	16,130
EBITDA	$ (2,401)	$ 24,443	$ 48,504	$ 50,502
EBITDA margin	n/m(1)	14.7%	7.0%	9.3%

Adjusted EBITDA
Net (loss) income	$ (16,080)	$ 8,650	$ 4,555	$ 16,215
Interest expense	1,412	1,609	5,919	6,684
Provision for income taxes	7,095	9,296	15,432	11,473
Depreciation and amortization	5,172	4,888	22,598	16,130
Charter acquisition-related expense	25,324	—	31,052	—
Restructuring and other related charges	2,162	808	9,680	10,323
Asbestos liability and defense cost	4,593	3,697	12,237	7,876
Asbestos coverage litigation expense	2,246	2,443	10,700	13,206
Adjusted EBITDA	$ 31,924	$ 31,391	$ 112,173	$ 81,907
Adjusted EBITDA margin	18.0%	18.8%	16.2%	15.1%

Adjusted Operating Income
Operating (loss) income	$ (7,573)	$ 19,555	$ 25,906	$ 34,372
Charter acquisition-related expense	25,324	—	31,052	—
Restructuring and other related charges	2,162	808	9,680	10,323
Asbestos liability and defense cost	4,593	3,697	12,237	7,876
Asbestos coverage litigation expense	2,246	2,443	10,700	13,206
Adjusted operating income	$ 26,752	$ 26,503	$ 89,575	$ 65,777
Adjusted operating income margin	15.0%	15.9%	12.9%	12.1%

Adjusted Net Income and Adjusted Earnings Per Share
Net (loss) income	$ (16,080)	$ 8,650	$ 4,555	$ 16,215
Charter acquisition-related expense	25,324	—	31,052	—
Restructuring and other related charges	2,162	808	9,680	10,323
Asbestos liability and defense cost	4,593	3,697	12,237	7,876
Asbestos coverage litigation expense	2,246	2,443	10,700	13,206
Tax adjustment to effective rate(2)	(634)	1,330	(10,083)	(7,437)
Adjusted net income	$ 17,611	$ 16,928	$ 58,141	$ 40,183
Adjusted net income margin	9.9%	10.2%	8.4%	7.4%

Weighted-average shares outstanding—diluted	44,279,400	43,876,791	44,268,110	43,667,225
Adjusted net income per share	$ 0.40	$ 0.39	$ 1.31	$ 0.92

Net (loss) income per share—diluted (in accordance with GAAP)	$ (0.37)	$ 0.20	$ 0.10	$ 0.37

_________

(1) Measure is not meaningful.

(2)  The effective tax rates used to calculate adjusted net income and adjusted net income per share present income taxes are 30.5% for the full year and Q4 periods of 2011 in comparison to 32% for the full year and Q4 periods of 2010.

Colfax Corporation Change in Sales, Orders and Backlog Dollars in millions (Unaudited)

	Net Sales		Orders
	$	%	$	%
	(In millions)
Three months ended December 31, 2010	$ 166.7		$ 133.6
Components of Change:
Existing businesses	(3.8)	(2.3)%	11.8	8.8%
Acquisitions	15.6	9.4%	8.9	6.7%
Foreign currency translation	(0.7)	(0.4)%	(0.9)	(0.7)%
	11.1	6.7%	19.8	14.8%
Three months ended December 31, 2011	$ 177.8		$ 153.4

	Net Sales		Orders		Backlog at Period End
	$	%	$	%	$	%
	(In millions)
As of and for the year ended December 31, 2010	$ 542.0		$ 532.8		$ 313.5
Components of Change:
Existing businesses	48.8	9.0%	65.0	12.2%	(1.1)	(0.4)%
Acquisitions	81.3	15.0%	64.0	12.0%	40.2	12.8%
Foreign currency translation	21.3	3.9%	21.0	4.0%	(5.4)	(1.7%)
	151.4	27.9%	150.0	28.2%	33.7	10.7%
As of and for the year ended December 31, 2011	$ 693.4		$ 682.8		$ 347.2

CONTACT: Scott Brannan, Chief Financial Officer, Colfax Corporation, +1-301-323-9005, Scott.Brannan@colfaxcorp.com